Exhibit 10.1

EMPLOYMENT AGREEMENT

Between

GeoVax Labs, Inc. and David A. Dodd

Effective September 1, 2018

This EMPLOYMENT AGREEMENT (this “Agreement”) by and between GeoVax Labs, Inc., a Delaware Corporation (“GeoVax” or “Company”), and DAVID A. DODD (“Employee”; and with the Company, collectively, the “Parties”), is entered into and effective as of September 1, 2018 (the “Effective Date”), whereby, in consideration of the mutual covenants and agreements set forth in this Agreement, Employee is hereby employed as an “at will” employee by the Company and Employee accepts such employment.

§ 1.    Duties and Responsibilities. Employee shall continue to serve as the Chairman of the Company’s Board of Directors (the “Board”), and the Board at each annual meeting of the Company’s shareholders after the Effective Date shall nominate Employee to serve as a member of the Board and shall designate that Employee continue to occupy the office of the Chairman of the Board. No compensation will be paid to Employee for his service as a member of the Board or as the Chairman of the Board. In addition, on the Effective Date, Employee shall become an employee of the Company and shall as an employee serve as the Company’s President and Chief Executive Officer and shall perform such duties and have such responsibilities as are customary for someone who is a public company’s president and chief executive officer and shall have such other duties and responsibilities as may reasonably assigned to Employee from time to time by the Board. As the Company’s President and Chief Executive Officer Employee shall report directly to the Board, all members of the Company’s executive management team shall report directly to Employee and all other officers and employees of the Company and its wholly owned subsidiaries, including GeoVax, Inc., shall report directly or indirectly to Employee. Finally, Employee agrees to serve without any additional compensation as an officer and director of any subsidiary of the Company as reasonably requested by the Board and, further, understands and agrees that the Company may direct a subsidiary to pay his compensation and provide the benefits called for under this Agreement on behalf of the Company.

§ 2.    Term of Agreement. The term of Employee’s at will employment under this Agreement shall start on September 1, 2018 and shall continue until the termination of Employee’s employment with the Company either by Employee or the Company as provided in this Agreement. Notwithstanding the foregoing, a termination of Employee’s employment under this Agreement shall not terminate the Company’s obligation under this Agreement to make any payments to Employee for services performed and expenses incurred prior to the date of such termination pursuant to this Agreement and shall not terminate Employee’s obligations under § 10, § 11 and § 12 of this Agreement.

§ 3.    Base Salary. Employee’s base salary as an employee shall be $250,000, annually, payable in the ordinary course at least monthly, with at least an annual review of his base salary by the Board, subject to applicable tax and other withholdings; provided, however, that (1) the payment of all or a portion of Employee’s base salary for periods on and after the Effective Date shall be deferred until, and to the extent that, the Board determines that such deferral is no longer necessary to preserve the Company’s ability to continue as a going concern, at which point the amount deferred, or the amount of such deferral that the Board determines can be paid, will be paid without interest in a lump sum but (2) the deferral paid to Employee on any date will not exceed a fraction of the amount released at any time by the Board to pay all base salary and bonus deferrals for all executives, former executives, and directors, the numerator of which will be Employee’s unpaid deferrals (including amounts related to service as a director) and the denominator will be the total unpaid deferrals for Employee and all other executives, former executives and directors. Employee’s right to the payment of his unpaid deferrals under this § 3 shall survive a termination of his employment without regard to the reason for his termination of employment, and any earned base salary and salary deferrals which remain unpaid at Employee’s death shall be paid in a lump sum as soon as practicable in a lump sum to his estate.

1 of 18

§ 4.    Performance Reviews. Performance reviews on Employee will be conducted at least annually by the Board or a committee of the Board and presented to Employee.

§ 5.    Annual Bonus Potential. Employee will be eligible for a bonus, if any, for each calendar year, as determined and approved by the Board, based on Employee’s and the Company’s performance for the calendar year, and Employee’s target bonus initially will be 65% of his base salary. The Board will set the performance targets only after consulting with Employee, and his bonus, if any, for a calendar year will be paid in a lump sum on or before March 15 of the immediately following calendar year or within 10 business days after the financial information required to compute his bonus is available, whichever comes last; provided, however, that (1) the payment of all or a portion of Employee’s bonus for periods on and after the Effective Date shall be deferred until, and to the extent that, the Board determines that such deferral is no longer necessary to preserve the Company’s ability to continue as a going concern, at which point the amount deferred, or the amount of such deferral that the Board determines can be paid, will be paid without interest in a lump sum but (2) the deferral paid to Employee on any date will not exceed a fraction of the amount released at any time by the Board to pay all base salary and bonus deferrals for all executives, former executives, and directors, the numerator of which will be Employee’s unpaid deferrals (including amounts related to service as a director) and the denominator will be the total unpaid deferrals for Employee and all other executives, former executives, and directors. Employee’s right to the payment of his unpaid deferrals under this § 5 shall survive any termination of his employment without regard to the reason for his termination of employment, and any earned bonus and bonus deferrals which remain unpaid at Employee’s death shall be paid in a lump sum as soon as practicable in a lump sum to his estate.

§ 6.    Equity Stock Incentive. The Company as an incentive to induce Employee to enter into this Agreement shall grant Employee an option to purchase 3 million shares of the Company’s common stock under the Company’s 2016 Stock Incentive Plan (the “Plan”) on September 1, 2018 at an option price equal to the closing price of the Company’s common stock on the first date such common stock is traded after the Effective Date, and Employee’s right to exercise such option shall be 100% vested when granted. This option to the extent not exercised will expire on September 1, 2028. Thereafter, at least once per year, the Board shall consider the grant of stock options or other equity awards to Employee under the Plan or under any successor to the Plan. These grants will have an expiration date and vesting schedule which will be determined by the Board when the grant is made.

2 of 18

§ 7.    Travel and other Business Expenses. The Company shall promptly reimburse Employee for usual and customary business travel expenses reasonably incurred in the performance of Employee’s job, based on receipted expense reports, including mileage reimbursement at the IRS standard rate for such reimbursement for all general business use of his personal automobile. Employee will use his best efforts to minimize all travel and travel expenses and use alternative less expensive forms of travel when possible and efficient. Travel expenses under this § 7 shall not include home to office travel unless the Employee’s home is more than 50 miles from the Company’s home office. The Company also shall promptly reimburse for all other reasonable business related expenses incurred by Employee in accordance with the policies, practices and procedures of the Company. However, for purposes of complying with § 409A of the Internal Revenue Code of 1986, as amended (“§ 409A”), (1) the amount of any expenses eligible for reimbursement under this § 7 in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (2) no such reimbursement under this § 7 may be exchanged or liquidated for another payment or benefit and (3) any reimbursement of such expenses under this § 7 shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred. Employee’s right to the payment of his unpaid expense reimbursements under this § 7 shall survive any termination of his employment without regard to the reason for his termination of employment, and any reimbursements which remain unpaid at Employee’s death shall be paid in a lump sum to his estate.

§ 8.    Benefits. Employee will be entitled to the following benefits in line with the Company’s ongoing benefits program administered by or on behalf of the Company or a wholly owned subsidiary. Benefit details are provided in an information packet available from the Company.

(a)     Life Insurance Benefits: As per Standard Company Benefit.

(b)     Long-Term Disability Insurance: As per Standard Company Benefit.

(c)     Medical, Dental and Vision Insurance: As per Standard Company Benefit.

(d)     Vacation: Employee shall be entitled to four weeks of paid vacation leave for each full calendar year of employment in accordance with the Company’s paid vacation leave policy. Employee agrees that the exercise of his right to vacation shall be prearranged and coordinated with the other executive officers of the Company so as to minimize disruption of the Company’s operations during customary vacation periods. All of the vacation benefits shall be taken during each calendar year and any unused vacation shall not be carried over into any succeeding year. Unused vacation leave shall not be payable in cash.

(e)     Holidays: Nine (9) paid Company holidays in addition to vacation.

(f)     Retirement Plan: A Company 401(k) Retirement Plan that allows Employee after satisfying the participation requirement to contribute up to 15% of salary on a pre-tax basis up to a maximum as prescribed under federal law. Employer matching and/or profit contribution will be at the discretion of the Company.

3 of 18

§ 9.     Termination of Employment and Related Matters.

(a)      Interpretation. The Parties intend that this Agreement be, interpreted to comply with, or satisfy an exemption under § 409A. For example, any requirement that Employee have a termination of employment shall be interpreted as a requirement that the Employee have a “separation from service” within the meaning of § 409A.

(b)      Specified Person. If the Company is a public company and Employee is a “specified person” under § 409A at the time that Employee has a separation from service, the payment of any severance under this § 9 shall be suspended until the date of Employee’s death or the date which is 6 months and one day after the date of Employee’s separation from service, whichever comes first, at which time all payments then due at the end of such suspension shall be paid in a lump sum.

(c)      Definitions. For purposes of this § 9--

Benchmark Date. “Benchmark Date” means September 1, 2018.

Board. “Board” means the board of directors of the Company.

Cause. Each of the following shall constitute “Cause”:

(1)     Employee clearly breaches the terms of this Agreement in any material respect.

(2)     Employee clearly fails in any material respect to properly perform Employee’s duties and responsibilities as an officer of the Company or clearly fails in any material respect to comply with the Company’s published policies and procedures.

(3)     There is a conclusive by the Board determination that Employee clearly has committed any fraud, theft, embezzlement or other criminal act of a similar nature against the Company.

(4)     Employee fails or refuses to follow in any material respect reasonable and proper directives of the Board.

(5)     Employee engages in willful or reckless conduct outside the workplace which clearly causes material damage to the Company or the Company’s business.

(6)     Employee misuses or abuses alcohol, drugs or controlled substances in a manner which clearly and adversely affects the performance of Employee’s duties and responsibilities or the business or reputation of the Company.

(7)     Employee uses or discloses in an unauthorized way the Company’s confidential or trade secret information.

4 of 18

Provided, however, no reason set forth in this definition shall constitute Cause unless Employee upon written notice is given a reasonable period to effect a cure or a correction if the reason is curable or correctible as determined by the Board.

Change in Control. A “Change in Control” shall mean:

(1)     The acquisition by any individual, entity or group (within the meaning of § 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Benchmark Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, or (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which meets the requirements of clauses (i) and (ii) of subsection (2) of this definition; or

(2)     The consummation after the Benchmark Date of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination (individually a “Company Owner”) beneficially continue to own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as each Company Owner’s ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any Company Owner, the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation; or

5 of 18

(3)     A majority of the individuals who, as of the Benchmark Date, constitute the Board (the “Incumbent Directors”) are replaced within a twelve (12) month period by directors whose appointment or election was not approved by a majority of the Incumbent Board and who were elected as a result of an election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in § 3(a)(9) of the Exchange Act, and as used in § 13(d)(3) and § 14(d)(2) of the Exchange Act) other than the Incumbent Board (“Proxy Contest”); provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall thereafter be an Incumbent Director.

Good Reason. Each of the following shall constitute “Good Reason”:

(1)     A material reduction of Employee’s total compensation package (including Employee’s base salary, annual bonus opportunities, benefits and stock option and other equity grant opportunities) as in effect on the Benchmark Date or as thereafter increased from time to time.

(2)     Any change in Employee’s direct reporting relationship to the Board.

(3)     Any reduction (absent Employee’s express, written consent) in Employee’s duties and responsibilities as the Company’s President and Chief Executive Officer.

(4)     A physical change after the Benchmark Date of twenty-five miles or more in Employee’s principal place of employment with the Company absent Employee’s express, written consent.

(5)     Provided, however, no reason set forth in this definition shall constitute Good Reason unless the Company upon written notice is given a reasonable period to effect a cure or a correction if the reason is curable or correctable.

§ 409A Change in Control. A “§ 409A Change in Control” shall mean a “Change in Control” which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of § 409A.

6 of 18

(d)     Change in Control Benefits.

(1)     If Employee at any time during the three month period which immediately precedes the date of a Change in Control or during the one year period which starts on the date of a Change in Control has a separation from service as a result of Employee’s employment being terminated without Cause or Employee resigning for Good Reason, then the Company shall (subject to § 9(b)) pay, or begin to pay, or provide, or begin to provide, the following--

(i)     an amount in cash equal to three times Employee’s then base salary and Employee’s then target annual bonus, if any, plus

(ii)    an amount in cash equal to three times the cost to provide to Employee any 401k or other deferred compensation or health and welfare benefits as such cost was reported in the Company’s most recent proxy statement, plus

(iii)    full, complete and immediate vesting of all of Employee’s stock options, restricted stock grants and other equity or equity-type grants, plus

(iv)     a Gross Up Payment per § 9(d)(3), if applicable.

(2)     If the Change in Control is a § 409A Change in Control, then the cash payments described in § 9(e)(1) shall (subject to § 9(b)) be paid in a lump sum. If the Change in Control is not a § 409A Change in Control, then such cash payments shall (subject to § 9(b)) be paid in equal installments each regular pay day of the Company for a number of pay days equal to Employee’s number of then completed full years of service. If any payments are suspended per § 9(b), then all payments which were suspended per § 9(b) shall be paid in a lump sum at the expiration of the suspension period per § 9(b).

(3)     Gross Up Payment. If a Change of Control constitutes a “change of control” (within the meaning of §280G of the Code) and a nationally recognized US certified public accounting firm selected by Employee and reasonably acceptable to the Company determines that any vesting of any option exercise rights or payments or other benefits called for as a result of such Change in Control or under any other plan or arrangement of the Company (whether vested or paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise, but determined without regard to any additional payments required under this § 9(e)(3) (collectively the “Payments”) would be subject to the excise tax imposed by § 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), then the Company shall make a timely payment on the Employee’s behalf to the US Treasury or other applicable taxing authority (a “Gross-Up Payment”) in an amount such that, if such payment had been made directly to Employee and the Employee had paid all Excise Taxes (including any interest or penalties imposed with respect to such taxes) and other taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Employee would have retained an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments plus any additional Excise Tax imposed on the Gross-Up Payment.

7 of 18

(4)     Survival of Company’s Obligation. Company’s obligation to make the Gross-Up Payment and all other payments and benefits called for in this § 9 shall survive Employee’s separation from service with the Company.

(e)      Non-Change in Control Benefits.

(1)     If Employee has a separation from service as a result of Employee’s employment being terminated without Cause or Employee resigning for Good Reason before the three month period which immediately precedes the date of a Change in Control or after the one year period which starts on the date of a Change in Control, then the Company shall (subject to § 9(b)) pay, or begin to pay, or provide, or begin to provide, the following—

(a)     an amount in cash equal to three times Employee’s then base salary and Employee’s then target annual bonus, if any, plus

(b)     full, complete and immediate vesting of all of Employee stock options, restricted stock grants and other equity or equity -type grants.

(2)     The cash payments described in § 9(e)(1) shall (subject to § 9(b)) be paid in equal installments on each regular pay day of the Company for a number of paydays equal to Employees number of then completed full years of service. If any payments are suspended per § 9(b), then all payments which were suspended per § 9(b) shall be paid in a lump sum at the expiration of the suspension period per § 9(b).

(f)      Other. No payments shall be made under this § 9 on account of a separation from service other than a separation from service as a result of Employee’s employment being terminated without Cause or for Employee resigning for Good Reason, and any payments or benefits due under this § 9 which remain unpaid at the time of Employee’s death shall be paid to his estate.

8 of 18

(g)      Release. Company shall only have the obligation to make all payments and benefits called for in this § 9 if Employee signs a general release of claims against the Company substantially in the form attached to this Agreement as EXHIBIT A and that such release becomes irrevocable no later than the end of the sixty (60) day period which starts on the date of Employee’s separation from service; provided, however, such release condition shall only be applicable if the Company delivers such release to Employee on or before the date of Employee’s separation from service. If the release condition set forth in this § 9(g) is applicable and the release becomes irrevocable no later than the end of such sixty (60) day period, the Company shall have the discretion to suspend any and all payments and benefits called for in this § 9 until the end of such sixty (60) day period, but then all such payments and benefits then due shall be paid or provided at a time determined by the Company in its discretion which is no later than the end of the ten (10) day period which starts on the last day of such sixty (60) day period.

§ 10.     Restrictive Covenants. Employee acknowledges that the restrictions contained in this § 10 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon his right to work or earn a living after his employment with the Company ends. The restrictions imposed herein shall apply during Employee’s employment with the Company and, except for the longer period specified below for the protection of Trade Secrets, thereafter for a period of two (2) years after the termination of employment for any reason (the “Restricted Period”).

(a)      Trade Secrets and Confidential Information. Employee represents and warrants that:

(i)     he is not subject to any agreement that would prevent him from performing Employee’s duties and responsibilities under this Agreement or otherwise complying with this Agreement, and

(ii)     he is not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

Employee agrees that he will not:

(i)     use, disclose, or reverse engineer the Trade Secrets or the Confidential Information (as defined below), except as authorized by the Company; nor

(ii)    during his employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by him during any former employment or for any other party, unless authorized in writing by the former employer or third party; nor

9 of 18

(iii)    upon his resignation or termination retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in his possession or control, nor destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s consent. Notwithstanding the above, such information may be disclosed to authorized representatives of the US government in federal grant applications and to third parties in connection with licensing, financing and other commercial agreements, in each case to the extent the failure to provide such information would materially prejudice the Company’s ability to secure the grant or enter into the desired commercial relationship, and provided that in each case Employee uses his best efforts to cause the person(s) receiving such information to protect its confidentiality and limit its use, including securing a written confidentiality agreement where possible.

The obligations under this § 10(a) shall:

(i)     with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and

(ii)    with regard to the Confidential Information, remain in effect during the Restricted Period.

(b)     “Confidential Information” means information of the Company, to the extent not considered a Trade Secret under applicable law, that:

(i)     relates to the business of the Company,

(ii)    possesses an element of value to the Company,

(iii)    is not generally known to the Company’s competitors, and

(iv)     would damage the Company if disclosed.

Confidential Information includes, but is not limited to,

(i)     future business plans,

(ii)    the composition, description, schematic or design of products, future products or equipment of the Company,

(iii)    communication systems, audio systems, system designs and related documentation,

(iv)    advertising or marketing plans,

(v)     information regarding independent contractors, employees, clients and customers of the Company, and

10 of 18

(vi)     information concerning the Company’s financial structure and methods and procedures of operation.

Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or otherwise enters the public domain through lawful means.

(c)      “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)      Non-Solicitation of Customers and Business Partners. During the Restricted Period, Employee will not solicit any customer of the Company, or any for-profit or not-for-profit enterprise in a commercial or research relationship with the Company, on his own behalf or on behalf of any other person or entity, for the purpose of providing any goods or services competitive with the business of the Company as described in the Company’s Business Plan or thereafter (the “Business”), or for the purpose of diverting the benefits of any such relationship away from the Company. The restrictions set forth in this § 10(d) apply only to the customers and enterprises with which Employee had interaction:

(i)     in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and

(ii)    which occurs during the last year of Employee’s employment with the Company (or during his employment if employed less than a year).

(e)      Non-Recruitment of Employees. During the Restricted Period, Employee will not, directly or indirectly, solicit, recruit or induce any employee of the Company or any affiliate of the Company either to terminate his or her employment relationship with the Company, or work for any other person or entity engaged in a business like the Business.

§ 11.     Work Product. Employee’s Duties may include creation of inventions in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product (as defined below) shall constitute work made for hire. If:

(a)      any of the Work Product may not be considered work made for hire, or

11 of 18

(b)     ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Employee assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assigns, all future Work Product to the Company.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, Employee will perform, during or after his employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to:

(a)     executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”),

(b)     explaining the nature of the Work Product to persons designated by the Company,

(c)     reviewing Applications and other related papers, or

(d)     providing any other assistance reasonably required for the orderly prosecution of Applications. Employee will provide the Company with a written description of any Work Product in which he is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

“Work Product” means

(a)     any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, and artistic works, and

(b)     any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Employee while employed by the Company and that either;

(i)     is created within the scope of his employment,

(ii)    is based on, results from, or is suggested by any work performed within the scope of his employment,

(iii)    is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing,

12 of 18

(iv)    has been or will be paid for by the Company, or

(v)     was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.

§ 12.      Arbitration.

(a)     Any controversy, claim or dispute arising from, out of or relating to this Agreement, or any breach thereof, including but not limited to any dispute concerning the scope of this arbitration clause, claims based in tort or contract, claims for discrimination under federal, state or local law, and/ or claims for violation of any federal, state or local law (any such controversy, claim or dispute being referred to herein as a “Claim”) shall be resolved in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Such arbitration shall take place in Atlanta, Georgia. The arbitrator’s award shall be final and binding upon both parties.

(b)     A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when an institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and shall have the right to subpoena witnesses and documents for the arbitration hearing. The arbitrator shall be experienced in employment arbitration and licensed to practice law in the State of Georgia. The arbitrator shall have the authority to hear and grant a motion to dismiss and/ or motion for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure.

(c)     Except as otherwise awarded by the arbitrator, each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with presenting its Claim or defense. To the extent permitted by law, the prevailing party shall be entitled to receive, in addition to all other relief, payment of all expenses of litigation and arbitration, including attorney’s fees.

(d)     The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

____________________	____________________
For the Company	Employee

§ 13.      Miscellaneous. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing signed by both Parties. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, consolidation, or sale of a majority of the Company’s assets. Employee shall not have the right to assign Employee’s rights or obligations under this Agreement, except as permitted under the laws of descent and distribution. The laws of the State of Georgia shall govern this Agreement.

13 of 18

This Agreement may be signed in counterparts, each of which shall be deemed one and the same Agreement.

GeoVax Labs, Inc.

By:

Title:

Date:

Employee

David A. Dodd

Date:

14 of 18

EXHIBIT A

GENERAL RELEASE

This General Release Agreement (this “Agreement”) is made and entered into this ___ day of _____________, 20__ by and between GeoVax Labs, Inc (the “Company”) and ________________ (“Employee”).

WITNESSETH

WHEREAS, the Company delivered this Agreement to Employee on ___________ [month] __[day], 20__ (the “Delivery Date”); and

WHEREAS. Employee currently has, or shortly will have, a right to a severance benefit pursuant to § 19 of Employee’s Employment Agreement with the Company (the “Employment Agreement”); and

WHEREAS, the Company as a condition to the payment of such severance benefit has the right to require the Employee to timely sign this General Release Agreement and that this General Release Agreement thereafter become irrevocable;

NOW THEREFORE, the Company and Employee for such consideration as each deems full and adequate do agree as follows:

§ 1.       Employee, on behalf of Employee, his heirs, executors, personal representatives and administrators, irrevocably assigns, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its past and present officers, trustees, directors, managers, employees, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to the Employee’s employment with the Company and Employee’s termination of employment with the Company (the “General Release”).

§ 2.       This General Release by Employee includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the last day of Employee’s employment by the Company, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Employee’s employment with and transition or termination from the Company, including, without limitation, any Claims arising under the Employment Agreement; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law claim, including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; (iv) all Claims for reinstatement, attorney’s fees, interest, costs, or additional compensation; and (v) any claims Employee may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates).

§ 3.       For the purpose of implementing a full and complete release, Employee understands and agrees that this General Release is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee’s favor against the Company Parties and this General Release extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by any state statute or regulation in any applicable jurisdiction prohibiting, limiting, or restricting the waiver of unknown claims, to the extent so permitted by law. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims.

§ 4.       This General Release does not release any Claim that relates to: (i) Employee’s right to enforce this Agreement; (ii) any rights Employee may have to indemnification from personal liability or to protection under the Company’s charter or by laws or any insurance policy maintained by the Company, including without limitation any general liability, or directors and officers insurance policy; (iii) Employee’s right, if any, to government-provided unemployment and workers’ compensation benefits; or (iv) Employee’s rights under any Company employee benefit plans, which by their explicit terms survive the termination of Employee’s employment.

§ 5.      Employee agrees that the consideration set forth in § 9 of the Employment Agreement shall constitute the entire consideration provided under this Agreement, and that Employee will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement.

§ 6.       Employee agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Employee understands and agrees as follows:

(a)         Employee has the opportunity to consult with an attorney before signing this Agreement, and is hereby advised to do so;

(b)         Employee shall have a period of twenty-one (21) or, if required under ADEA, forty-five (45) days from the Delivery Date in which to consider the terms of this Agreement (the “Review Period”). Employee may at his option execute this Agreement at any time during the Review Period. Employee agrees that by signing this Agreement prior to the expiration of the Review Period, Employee has voluntarily waived Employee’s right to consider this Agreement for the full Review Period. If Employee does not return the signed Agreement to the Company prior to the expiration of the Review Period, then the offer of severance benefits set forth in § 5 shall lapse and shall be withdrawn by the Company;

(c)          Employee may revoke this Agreement at any time during the first seven (7) calendar days following Employee’s signing this Agreement, and this Agreement and release shall not be effective or enforceable until that seven-day period has expired. Notice of a revocation by the Employee must be made to the designated representative of the Company within the seven (7) calendar day period after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable, and the offer of severance benefits set forth in § 5 of this Agreement shall lapse and shall be withdrawn by the Company. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) calendar day after Employee signs this Agreement, provided that Employee does not revoke this Agreement during such seven (7) day revocation period;

(d)          Provided that Employee signs and does not revoke this Agreement, the Company shall pay Employee the amounts provided under § 9 of Employee’s Employment Agreement in consideration of the General Release, including the release of any claims that Employee may have under the ADEA. In the event Employee elects to revoke this release pursuant to § 6(c), Employee shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: [to be completed before signing].

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Employee have signed this Agreement effective as of the date Employee signs this Agreement.

GeoVax Labs, Inc.

By:

Title:

Date:

Employee

Name:

Date:

A-4